Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-173037

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 23, 2012)

MCJUNKIN RED MAN CORPORATION

$1,050,000,000

9.50% Senior Secured Notes due December 15, 2016

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 31, 2012. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated April 23, 2012, with respect to the 9.50% Senior Secured Notes due December 15, 2016, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 13 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

GOLDMAN, SACHS & CO.

May 31, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 31, 2012

Date of earliest event reported: May 30, 2012

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35479	20-5956993
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 294-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 30, 2012, MRC Global Inc. (“MRC”) issued a press release reporting that it has signed a five year global Enterprise Framework Agreement (the “Agreement”) with Shell for the distribution of valves and automation services. The Agreement covers Shell’s upstream, midstream and downstream project and maintenance, repair and operations requirements in North America, Europe, Asia, Australia, the Middle East and Africa. The agreement also covers carbon steel, stainless and alloy pipe fittings and flanges in the United States as well as stainless steel and alloy pipe, fitting and flanges in Canada. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated May 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2012

MRC GLOBAL INC.

By:	/s/ Daniel J. Churay
Daniel J. Churay Executive Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated May 30, 2012

Exhibit 99.1

Contacts:

Will James, Vice President

Corporate Development & Investor Relations

will.james@mrcpvf.com

832-308-2847

Ken Dennard, Managing Partner

Dennard Rupp Gray & Lascar, LLC

ksdennard@drg-l.com

713-529-6600

SHELL AWARDS ENTERPRISE FRAMEWORK

AGREEMENT TO MRC GLOBAL INC.

Houston, TX – May 30, 2012 – MRC Global Inc. (NYSE: MRC) the largest global distributor of pipe, valves and fittings to the energy industry, today announced that it has signed a five year global Enterprise Framework Agreement (EFA) with Shell for the distribution of valves and automation services.

The global EFA covers Shell’s upstream, midstream and downstream project and maintenance, repair and operations (MRO) requirements in North America, Europe, Asia, Australia, the Middle East and Africa. The agreement also covers carbon steel, stainless and alloy pipe, fittings and flanges in the United States as well as stainless steel and alloy pipe, fittings and flanges in Canada. Under this agreement, Shell expects that MRC will be the single-source provider for valves and the central distributor for the other products to Shell’s business units in the specified areas. The agreement builds upon a long-standing relationship between MRC and Shell in the United States, Europe and Asia, where MRC has served as Shell’s primary distributor of valves for the past 15 years.

“We are pleased that Shell continues to place their confidence in MRC to supply their operations with these important products,” MRC Chairman, President and CEO Andrew Lane said. “Based on activity projections, this 5-year agreement represents the largest distribution contract that we have entered into with a global customer. By providing a “one-stop” distribution platform for these products, we will assist Shell in driving standardization of their PVF materials requirements throughout their global organization.”

The EFA has a term of five years with an option to extend for another five years.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor of pipe, valve, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC can be found at www.mrcpvf.com.

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